                                                                    EXHIBIT 10.1

FRITZ COMPANIES, INC.

                                 FRITZ COMPANIES


October 25, 2000


Raymond Smith
Fritz Companies, Inc
706 Mission Street
San Francisco, CA 94103


Dear Ray:

This letter sets forth the substance of the resignation and consulting agreement (the "Agreement") that FRITZ COMPANIES, INC. (the "Company") is offering to you to aid in your employment transition.

    1. RESIGNATION. The parties agree that you are resigning effective as of November 17, 2000 (the "Resignation Date") as an officer and employee of the Company and from any office or position you may hold with the Company or any affiliated entity of the Company (including, but not limited to, your position as Chief Executive Officer ("CEO") of the Company). On the Resignation Date, the Company will pay you all accrued salary and all accrued and unused vacation time and personal days earned through the Resignation Date, subject to standard payroll deductions and withholdings.

    2. CONSULTANCY. The Company agrees to retain you as a consultant, and you agree to make yourself available to provide consulting services, under the terms specified below.

       a. CONSULTING PERIOD. The consulting relationship commences on the Resignation Date and continues for twelve (12) months thereafter (the "Consulting Period").

       b. CONSULTING DUTIES. You agree to make yourself available to provide, upon the Company's reasonable request, consulting services in any area of your expertise, up to a maximum of forty (40) hours of consulting services per month (the "Consulting Duties"). You will perform the Consulting Duties at the request and direction of the Chairman of the Board ("Chairman"). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Duties.

       c. CONSULTING FEES. You will be compensated at a rate of $250 per hour for any consulting services you perform for the Company pursuant to this Agreement (the "Consulting Fees"). The Company will not deduct or withhold any amount from the Consulting Fees for taxes, social security, or other payroll deductions. The Company will issue you an IRS 1099 form with respect to your Consulting Fees, if any. You acknowledge that you will be entirely responsible for the payment of all taxes due and owing as a result of your Consulting

FRITZ COMPANIES, INC.                                                  FORM 10-Q

Fees. You hereby indemnify the Company and hold it harmless from any liability for any taxes, contributions, penalties, and interest that may be assessed by any taxing or governmental authority with respect to the Consulting Fees. The Company will reimburse you, according to its standard practice, for all reasonable, documented, pre-approved expenses incurred in performing your Consulting Duties.

       d. PROTECTION OF CONSULTING INFORMATION. You agree that, during the term of this Agreement and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company which you obtain or develop in the course of performing the Consulting Duties, except with the written permission of the Company's Chairman. Any and all work product you create in connection with the Consulting Duties will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Duties.

       e. INDEPENDENT CONTRACTOR RELATIONSHIP. You acknowledge that in providing the Consulting Duties to the Company you will be an independent contractor to the Company and not an employee, partner, or joint venturer of the Company. As an independent contractor, you will have no authority, in the absence of the express written consent of the Chairman, to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Resignation Date, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Chairman. During the Consulting Period, you may engage in employment, consulting or other work activities in addition to your Consulting Duties, provided that they do not conflict with your ability to perform the Consulting Duties or cause you to violate any other contractual obligation to the Company. The Company agrees to make reasonable arrangements to enable you to perform the Consulting Duties at such times and in such manner so that they do not unreasonably interfere with other activities in which you may engage, including full time employment.

       f. EMAIL AND TELEPHONE USAGE DURING CONSULTING PERIOD. You will continue to have use of Company email and voicemail until the end of the Consulting Period or until you obtain other full time employment, whichever occurs first.

    3. SEVERANCE BENEFITS. Subject to your compliance with your obligations contained in Sections 7,9 and 11 hereof, the Company will provide you the following, as your sole severance benefits:

       a. SEVERANCE PAYMENTS. During the Consulting Period, the Company will make severance payments to you in the amount of your base salary in effect as of the Resignation Date (the "Severance Payments"). The Severance Payments will be made on the Company's ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

       b. PRORATED BONUS PAYMENT. The Company will pay you a prorated annual bonus for Fiscal Year 2001 at target level, in the amount of $206,250, representing the five and one-half months that you were employed by the Company in Fiscal Year 2001. The prorated

FRITZ COMPANIES, INC.                                                  FORM 10-Q

annual bonus will be added to your Severance Payments and made on the Company's ordinary payroll dates (currently semi-monthly), and will be subject to standard payroll deductions and withholdings. These bonus payments will constitute the full bonus owed to you, if any, under the Fritz Bonus Plan or any other bonus or incentive compensation plan of the Company.

       c. STOCK AND STOCK OPTION VESTING. All restricted stock and stock options previously granted to you during your employment with the Company that are not fully vested as of the expiration of the Consulting Period shall vest as of the last day of the Consulting Period. You will have ninety (90) days following the expiration of the Consulting Period in which to exercise such vested stock options. Any such stock options not exercised within ninety (90) days after the expiration of the Consulting Period shall lapse.

       d. HEALTH INSURANCE CONTINUATION. During the Consulting Period, you may continue group health benefits under the same employee contribution rates as active employees. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense for up to an additional eighteen (18) months following the Consulting Period.

       e. FINANCIAL PLANNING SERVICES. During the Consulting Period, the Company will reimburse you, in a total amount not to exceed seven thousand five hundred dollars ($7,500), for financial planning and tax preparation services from a provider selected by you, upon your submission of proof of your payment(s) to the provider.

    4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, bonus, or benefits (including, but not limited to, vacation or personal day accrual) after the Resignation Date.

    5. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

    6. RETURN OF COMPANY PROPERTY. By the Resignation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, correspondence, memoranda, notes, notebooks, drawings, books, records, plans, forecasts, reports, proposals, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, computer programs, tangible property and equipment (including your Company-provided laptop computer), credit cards, entry cards, identification badges, keys and computer access codes; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

    7. PROPRIETARY INFORMATION OBLIGATIONS. You understand and acknowledge that during your employment with the Company, you have been exposed to Confidential Information (defined herein), all of which is proprietary and which rightfully belongs to the Company. You shall hold in a fiduciary capacity for the Company's benefit all such Confidential Information obtained by you during your employment within the Company and shall not, directly or indirectly, at any time, either during or after your employment with the Company, without the Company's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than authorized Company employees except as required in the performance of your duties for the Company. You shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by you as a Company employee or on behalf of the Company, including, without limitation, information concerning the provision of freight forwarding services such as the cost of such services, price lists, marketing programs or plans, lists of customers, dealers and contacts and other compilations of confidential information.

    8. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

    9. NONDISPARAGEMENT. Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

    10. PRESS RELEASE. The parties agree to issue a press release no later than November 10, 2000, which shall announce your departure from the Company, and the portion of the press release announcing your departure shall be mutually agreeable to you and the Company.

    11. RESTRICTIVE COVENANTS. The parties agree that during the Consulting
Period:

        a. You will not, directly or indirectly, either for yourself or any other person, own, manage, control, participate in, invest in, permit your name to be used by, act as consultant or advisor to, render services for (whether alone or in association with any individual, entity, or other business organization), or otherwise assist in any manner, any individual or entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in the

FRITZ COMPANIES, INC.                                                  FORM 10-Q

provision of services that are similar to, or in competition with, or may materially detract from, any services provided by the Company or as to which the Company had firm plans as of the Resignation Date. Nothing herein shall prohibit you from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities of a corporation engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation.

        b. You will not, directly or indirectly: (i) induce or attempt to induce or aid another in inducing any Company employee to leave the Company's employ, or in any way interfere with the relationship between the Company and any Company employee, or (ii) induce or attempt to induce any customer of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer or other business relation of the Company.

        c. You will not, directly or indirectly, employ any Company employee who voluntarily terminates such employment until three (3) months have passed following such termination.

        d. In the event a court shall refuse to enforce the agreements contained herein, either because of the scope of the geographical area specified in this Agreement or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical areas covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

        e. Each of the parties hereto acknowledges and agrees that the extent of damages to the Company in the event of your breach of this Agreement would be impossible to ascertain and there is and will be available to the Company no adequate remedy at law to compensate it in the event of such a breach. Consequently, you agree that, in the event that you breach any of the covenant contained herein, the Company shall be entitled, in addition to any other relief to which it may be entitled including, without limitation, money damages, to enforce any or all of such covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction.

    12. RELEASE BY SMITH. In exchange for the severance benefits and other consideration under this Agreement, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, partners, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursement, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not

FRITZ COMPANIES, INC.                                                  FORM 10-Q

limited to, the Federal Civil Rights Act of 1964, as amended; the Federal Americans with Disabilities Act of 1990; the Federal Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); the California Fair Employment and Housing Act, as amended; pregnancy discrimination law; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

    13. ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you execute this Agreement; (b) you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (the "Effective Date" of the Agreement).

    14. RELEASE BY THE COMPANY. The Company hereby releases, acquits and forever discharges you from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed arising out of or in any way related to your actions in the course and scope of your employment at any time prior to and including the date the Company executes this Agreement, with the exception of any claims arising out of your obligations under this Agreement, your proprietary information obligations, criminal misconduct, regulatory violations, or fraud.

    15. SECTION 1542 WAIVER. In granting the releases herein, which include claims that may be unknown to you or the Company at present, both you and the Company acknowledge that each has read and understands section 1542 of the Civil Code of the State of California.

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Both you and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

    16. ARBITRATION. To ensure rapid and economical resolution of any and all disputes that may arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved by final and binding confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration

FRITZ COMPANIES, INC.                                                  FORM 10-Q

and Mediation Services, Inc. ("JAMS"). In the event that JAMS ceases to operate as an arbitration service, such arbitration shall be conducted by the American Arbitration Association ("AAA"). The arbitrator shall be empowered to provide any remedy that could be awarded by a court of law. The prevailing party in the arbitration shall be entitled to recover his or its reasonable attorneys' fees and costs. Both you and the Company acknowledge that each is waiving the right to resolve such disputes in a trial or administrative proceeding. Nothing in this paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

    17. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations, including, but not limited to, the Employment and Noncompete Agreement between you and the Company dated June 1, 2000 and the Change of Control Agreement between you and the Company dated January 20, 2000, both of which shall terminate effective as of the Resignation Date. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the law of State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you the best in your future endeavors.

FRITZ COMPANIES, INC.                                                  FORM 10-Q

Sincerely,

FRITZ COMPANIES, INC.


By:
   -----------------------------------------
   /s/ Lynn C. Fritz
       Chairman of the Board of Directors

UNDERSTOOD AND AGREED:


--------------------------------------------
  /s/ Raymond L. Smith

Date:  11/1/00